Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CALLIOPE GAS RECOVERY SYSTEM SURPASSES A BILLION CUBIC FEET

OF INCREMENTAL GAS PRODUCTION ON J.C. CARROLL WELL

Calliope Production Alone Now Ranks Previously Dead Carroll Well

In Top 20% of Onshore U.S. Gas Wells

DENVER, COLORADO, August 13, 2007 – CREDO Petroleum Corporation (NASDAQ:  CRED) today announced that its patented Calliope Gas Recovery System has now produced over 1.0 billion cubic feet of gas (Bcf) on the J.C. Carroll well.  Ultimate Calliope production is expected to range between 1.5 and 1.7 Bcf.

Calliope is a patented, breakthrough technology that removes liquids from “loaded-up” gas wells.  Calliope is differentiated from other fluid lift technologies because it does not rely on reservoir pressure and has only one down-hole moving part.  In many wells, Calliope can reduce reservoir pressure far below that achievable by other fluid lift technologies, thereby recovering substantial amounts of stranded gas reserves.

James T. Huffman, President, said, “Our Calliope technology has brought many totally dead gas wells back to life after they were given up on by other operators.  Based on Calliope production alone, the previously dead Carroll well now ranks in the top 20% of all onshore U.S. gas wells.  The Carroll well is just one example where Calliope brought a dead well back to life, creating significant value for our company.”

“Calliope is a low cost, low risk technology that creates significant economic value,” Huffman said.  “Calliope has already created $7,000,000 to $8,000,000 of value on the Carroll well at today’s natural gas prices, and it creates more value every day.  Our average non-prototype Calliope installation is projected to recover about 1.0 Bcfg at an “all in” (finding and lifting) cost of $0.95 to $1.00 per Mcfe.  With Calliope’s superb economics, it only takes a handful of wells to create $50,000,000 to $100,000,000 of incremental value.”

The 11,800-foot Carroll well is located in Canadian County, Oklahoma and, together with a sister well, produced from the Morrow formation.  In their prime, both were excellent wells.  However, reservoir pressure eventually declined to the point where the Carroll well “loaded-up” with fluids and died.  Other operators tried unsuccessfully to revive the well using conventional technologies such as compression, plunger lifts and siphon strings.

CREDO identified the Carroll well as a candidate for its Calliope system from public data.  The Morrow formation had been dead for five years.  A review of the records indicated that the sister well was a better Calliope candidate because the Carroll well had been subjected to a “parting shot” when the previous operator attempted to plug-off the Morrow formation and open a lower zone.

After an unsuccessful attempt to acquire the sister well for Calliope, CREDO purchased the Carroll well in 1999 for $25,000.  Calliope was installed and it immediately returned the Carroll to production, making 650 Mcfd.  In subsequent years, Calliope has made about 15,000 cycles to unload fluids from the Carroll wellbore.  The well has responded by producing over 1.0 Bcfg to date, and is still producing about 200 Mcf per day.  Total estimated Calliope reserves for the Carroll are 1.5 to 1.7 Bcf.  By comparison, without Calliope, the sister well has produced only one-tenth as much gas in the same time frame.

Huffman further stated, “The Carroll well proves the technical and economic efficacy of Calliope.  We have installed Calliope on many other wells that will also produce very significant amounts of natural gas.  We estimate that there are thousands of wells that could benefit from Calliope today and thousands that will benefit in the future.”

“We have three strategies to fully monetize our Calliope technology,” Huffman said.  “One is to drill new wells into old depleted fields and then use Calliope to recover the stranded gas.  A separate press release will discuss our first such well.  The second strategy is to purchase dead and uneconomic wells from outside parties.  The third entails entering into joint ventures with outside parties that already own Calliope candidate wells.  We are pursuing all of these strategies, and we are seeing increasing interest in Calliope from third parties.”

“CREDO is a top performing company, making Forbes’ list of the “Best 200 Small Companies” for three out of the past six years; Fortune Small Business Magazine’s list of the “Fastest Growing Small Companies” in each of the last four years; USA Today’s list of the “25 Best Companies of the Past 25 Years”; and John S. Herold’s list of the most profitable oil and gas companies on a unit of production basis,” Huffman said.  “Our success with Calliope has made a very significant contribution to this record of excellence by generating about 25% of our proved developed reserves in only five years.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.